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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of the 21st day of July, 1999 by and between EMusic.com Inc., a Florida corporation ("EMusic"), and EMusic.com Inc., a Delaware corporation ("Sub").

WITNESSETH:

     WHEREAS, Sub is a corporation duly organized and existing under the laws of the State of Delaware, having its address at 1991 Broadway, 2nd Floor, Redwood City, California, 94063;

     WHEREAS, EMusic is a corporation duly organized and existing under the laws of the State of Florida, having its address at 1991 Broadway, 2nd Floor, Redwood City, California, 94063;

     WHEREAS, on the date of this Merger Agreement, Sub has authority to issue 200,000,000 shares of Common Stock, par value $.001 per share (the "Sub Common Stock"), of which 1,000 shares are issued and outstanding and owned by EMusic and 20,000,000 shares of Preferred Stock, par value $.001 per share (the "Sub Preferred Stock"), of which 120,000 shares have been designated as Series B Preferred Stock (the "Sub Series B Preferred Stock"), none of such shares are issued and outstanding;

     WHEREAS, as of June 21, 1999, the record date for the special meeting at which the shareholders of EMusic approved a form of this Merger Agreement, EMusic had authority to issue (i) 200,000,000 shares of Common Stock, par value, $.01 per share (the "EMusic Common Stock"), of which 15,690,879 shares were issued and outstanding as of such date and (ii) 500,000 shares of Preferred Stock, par value $.01 per share, of which 120,000 shares have been designated as Series B Preferred Stock (the "EMusic Series B Preferred Stock") and 117,570 of such shares were issued and outstanding as of such date;

     WHEREAS, the respective Boards of Directors for Sub and EMusic have determined that, for the purpose of effecting the reincorporation of EMusic in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that EMusic merge with and into Sub upon the terms and conditions herein provided; and

     WHEREAS, the respective Boards of Directors of Sub and EMusic, the shareholders of EMusic, and the sole stockholder of Sub have adopted and approved this Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, EMusic and Sub hereby agree to merge as follows:

     1.   Merger.  EMusic shall be merged with and into Sub, and Sub shall
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survive the merger (the "Merger"), effective upon the date when this Merger
Agreement is made effective in accordance with applicable law (the "Effective Date").

     2.   Governing Documents.  The Amended and Restated Certificate of
          -------------------
Incorporation of Sub shall be the Certificate of Incorporation of the surviving corporation; and the Amended and Restated Bylaws of Sub shall be the Bylaws of the surviving corporation.

     3.   Directors and Officers.  The directors and officers of EMusic shall
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become the directors and officers of Sub upon the Effective Date.

     4.   Succession.  On the Effective Date, Sub shall succeed to EMusic in the
          ----------
manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.
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     5.   Further Assurances.  From time to time, as and when required by Sub
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or by its successors and assigns, there shall be executed and delivered, on behalf of EMusic, such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Sub, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of EMusic, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Sub are fully authorized in the name and on behalf of EMusic or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6.   Stock of EMusic.  Upon the Effective Date, by virtue of the Merger and
          ---------------
without any action on the part of the holder thereof, (i) each share of EMusic Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Sub Common Stock and
(ii) each share of EMusic Series B Preferred Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Sub Series B Preferred Stock.

     7.   Stock Certificates.  On and after the Effective Date, all of the
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outstanding certificates which prior to that time represented shares of EMusic stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Sub stock into which the shares of EMusic stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Sub or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Sub or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Sub stock evidenced by such outstanding certificate as above provided.

     8.   Options.  Upon the Effective Date, each outstanding option, warrant or
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other right to purchase shares of EMusic stock, including those options granted under the 1998 Stock Option Plan (the "1998 Plan") and the Nonstatutory Stock Option Plan (the "Nonstatutory Plan") of EMusic, shall be converted into and become an option, warrant or right to purchase the same number of shares of Sub stock at a price per share equal to the exercise price of the option, warrant or right to purchase EMusic stock and upon the same terms and subject to the same conditions as set forth in the 1998 Plan and the Nonstatutory Plan, respectively, and other agreements entered into by EMusic pertaining to such options, warrants or rights. A number of shares of Sub stock shall be reserved for purposes of such options, warrants and rights equal to the number of shares of EMusic stock so reserved as of the Effective Date. As of the Effective Date, Sub shall assume all obligations of EMusic under agreements pertaining to such options, warrants and rights, including the 1998 Plan and Nonstatutory Plan, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

     9.   Other Employee Benefit Plans.  As of the Effective Date, Sub hereby
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assumes all obligations of EMusic under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     10.  Outstanding Common Stock of Sub.  Forthwith upon the Effective Date,
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all shares of Sub Common Stock presently issued and outstanding in the name of
EMusic shall be canceled and retired and resume the status of authorized and unissued shares of Sub Common Stock, and no shares of Sub Common Stock or other securities of Sub shall be issued in respect thereof.

     11.  Covenants of Sub.  Sub covenants and agrees that it will, on or before
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the Effective Date:

          a. Qualify to do business as a foreign corporation in the State of California, and in all other states in which EMusic is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of Sub. In connection therewith, Sub shall irrevocably appoint an agent for service of process as required under the provisions of
Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

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          b.   File any and all documents with the Florida tax authorities necessary to the assumption by Sub of all of the tax liabilities of EMusic.

     12.  Book Entries.  As of the Effective Date, entries shall be made upon
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the books of Sub in accordance with the following:

          a. The assets and liabilities of EMusic shall be recorded at the amounts at which they were carried on the books of EMusic immediately prior to the Effective Date, with appropriate adjustments to reflect the retirement of the shares of Sub Common Stock presently issued and outstanding.

          b. There shall be credited to the capital stock of Sub the aggregate amount of the par value of all shares of Sub stock resulting from the conversion of the outstanding Sub Common Stock pursuant to the Merger.

          c. There shall be credited to the capital surplus account of Sub the aggregate of the amounts shown in the capital stock and capital surplus accounts of EMusic immediately prior to the Effective Date, less the amount credited to the common stock account of Sub pursuant to Paragraph (b) above.

          d. There shall be credited to the retained earnings account of Sub an amount equal to that carried in the retained earning account of EMusic immediately prior to the Effective Date.

     13.  Conditions.  It shall be a condition precedent to the consummation
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of the Merger and the other transactions contemplated by this Merger Agreement that the shares of Sub Common Stock to be issued by Sub shall, upon official notice of issuance, be listed on the Nasdaq National Market prior to or on the Effective Date.

     14.  Amendment.  EMusic, at any time, to the fullest extent permitted by
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Section 251(d) of the Delaware General Corporation Law, may amend this Merger
Agreement in any manner as may be determined in the judgment of the respective Boards of Directors of Sub and EMusic to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

     15.  Abandonment.  At any time before the Effective Date, this Merger
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Agreement may be terminated and the Merger may be abandoned by the Board of
Directors of either EMusic or Sub or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Sub and the shareholders of EMusic.

     16.  Counterparts.  In order to facilitate the filing and recording of this
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Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of EMusic and Sub, and subsequently duly approved by resolution of the shareholders of EMusic and the sole stockholder of Sub, is hereby adopted, approved, certified executed and acknowledged on behalf of each of said two corporations by their respective officers thereunto duly authorized.

                                   Emusic.com Inc., a Florida corporation



                                   By: /s/ Joseph Howell
                                       -----------------------------------------
                                       Joseph Howell, Executive Vice President

ATTEST:


/s/ Peter Astiz
---------------------------------
Peter Astiz, Secretary

                                   Emusic.com Inc. a Delaware corporation


                                   By: /s/ Joseph Howell
                                       -----------------------------------------
                                       Joseph Howell, Executive Vice President

ATTEST:



/s/ Peter Astiz
---------------------------------
Peter Astiz, Secretary

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